EXHIBIT 10.21

EXECUTIVE EMPLOYMENT AGREEMENT

        This Executive Employment Agreement ("Agreement") is entered into as of July 1, 2003 (the "Effective Date"), by and between Medix Resources, Inc., a Colorado corporation (the "Company"), and Darryl Cohen ("Executive").

        WHEREAS, Executive has been employed by the Company as President and Chief Executive Office since September 25, 2002 and has served as a member of the Board of Directors of the Company (the "Board") since October 8, 2002;

        WHEREAS, the Company desires to continue to employ Executive pursuant to this Employment Agreement as of the Effective Date and Executive desires to continue such employment with the Company on the terms and conditions set forth below.

        NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and Executive agree as follows:

        1. Title; Duties, Authorities and Responsibilities. During the Employment Period (as defined in Section 2 below), Executive will serve as President and Chief Executive Officer ("CEO") of the Company. In addition, Executive shall serve as a member of the Board. The duties, authority and responsibilities of Executive shall be commensurate with the duties, authority and responsibilities customarily accorded the chief executive officer of a publicly traded company, and shall include such duties and responsibilities consistent with his position as the Board may from time to time reasonably assign in good faith to Executive. Executive, to the best of his ability, shall perform faithfully and competently such duties and responsibilities. Executive shall report to the Board. Executive shall not be required to perform his services under this Agreement from the Company's offices in New York City but acknowledges that he may be required to travel in the performance of his services hereunder, including trips, from time to time, to the Company's offices.

        2. Employment Period. The term of this Agreement and Executive's employment hereunder shall begin on the Effective Date and shall continue thereafter until the close of business on June 30, 2004, unless sooner terminated pursuant to Section 10 below (the "Employment Period").

        3. Base Salary. For services rendered by Executive pursuant to this Agreement, Executive shall receive a base salary ("Base Salary") at an annual rate of $375,000, less applicable deductions. Executive's Base Salary may be increased, but in no event shall decrease, during the Employment Period. Executive's Base Salary, less applicable deductions, shall be paid in periodic installments in accordance with the Company's regular payroll practices.

        4. Performance Period Bonus.

                (a) The Company shall pay Executive immediately after the execution of this Agreement $150,000 in a lump-sum payment as his performance period bonus for the 2002-2003 performance period. If Executive is employed by the Company on June 30, 2004, the Company shall pay Executive on or before July 15, 2004 a performance period bonus for the performance period July 1, 2003 through June 30, 2004 (the "Performance Period") based on the following formula:

                        $375,000                 X                 A                 =                 Performance Period Bonus
                                                                    $1,500,000

where A equals the amount of the Company's Gross Revenues (as defined below) for the Performance Period; provided, however, A shall not be greater than $1,500,000.

                (b) If Executive's employment with the Company has been terminated by the Company without Cause (as defined below) or has been terminated by Executive for Good Reason (as defined below), the Company shall pay Executive within 30 days of the termination of his employment a performance period bonus for the performance period ending on the Termination Date (as defined below) based on the formula:

                        $375,000                 X                 A                 =                 Performance Period Bonus
                                                                  $1,500,000

where A equals the Company's Gross Revenues for the period July 1, 2003 through the Termination Date annualized to the period ended June 30, 2004; provided, however, A shall not be greater than $1,500,000.

                (c) If Executive's employment with the Company has been terminated by the Company for Cause (as defined below), Executive shall not be entitled to a performance period bonus for the Performance Period.

                (d) If Executive's employment with the Company has been terminated as a result of Executive's death or disability, or by Executive not for Good Reason (as defined below), the Company shall pay Executive within 30 days of the Termination Date a performance period bonus for the performance period ending on the Termination Date based on the formula:

                        $375,000         X         A                 X         B         =         Performance Period Bonus
                                                      $1,500,000                  365

where A equals the Company's Gross Revenues for the period July 1, 2003 through the Termination Date as annualized to the period ended June 30, 2004 and B is the number of days commencing on June 30, 2003 and ending on the Termination Date; provided, however, A shall not be greater than $1,500,000.

                (e) As used in this Agreement, the following terms shall have the following meanings:

                        (i) "Gross Revenues" for any period means the "revenues" line of the Company's income statement for such period, including any revenues of businesses acquired during the Term, but excluding any extraordinary items such as proceeds from the sale of assets or from the repayment of indebtedness owed to the Company;

                        (ii) "Cause" means :

                                (1) a material breach by Executive of any provision of this Agreement;

                                (2) the conviction of Executive or a plea of guilty or nolo contendere with respect to a crime constituting a felony; and

                                (3) gross neglect of Executive's material duties hereunder or willful misconduct in the performance of his material responsibilities hereunder;

provided, however, the Company shall not be entitled to terminate Executive's employment for Cause under clause (1) or (3) above unless the Company provided Executive with written notice of the facts and circumstances giving rise to Cause within 90 days of the occurrence of such facts and circumstance and Executive fails to cure the situation within 15 days after receipt of such notice. (iii) "Good Reason" shall mean the occurrence or worsening of a significant health condition with respect to a member of Executive's immediate family that is expected to be of a prolonged duration and requires such attention from Executive that he cannot reasonably be expected to performing his duties and responsibilities hereunder or a material breach of the provisions of this Agreement, including but not limited to, any of the following without the Executive's consent:

                                (1) a material diminution in Executive's authority, duties or responsibilities as normally associated with the position of President and CEO in a company the size and nature of the Company;

                                (2) a reduction in Executive's Base Salary or bonuses, or any failure by the Company to grant the Performance Shares or the Option in accordance with Section 5(a)(i) and (ii) hereof, respectively;

                                (3) the failure to pay in a timely manner any compensation (including benefits) owed to Executive;

                                (4) a change in reporting structure so that Executive reports to someone other than the Board; or

                                (5) the failure by the Company to nominate or renominate Executive as a Director of the Board, or the removal by the Company of Executive as President and CEO of the Company;

provided, however, Executive shall not be entitled to resign for Good Reason unless Executive provides the Company with written notice of the event constituting "Good Reason" within 45 days of the occurrence of such event and, if such event is curable, the Company fails to cure such event within 15 days after receipt of such notice.

                        (iv) "Termination Date" means the date Executive's employment with the Company terminates; provided, however, in the case where the Company failed to provide the 90-day notice required by Section 10(a) hereof, or where Executive provides the 90-days notice required by Section 10(a) but the Company terminates Executive's employment without Cause prior to the end of the notice period, Termination Date shall mean the last day of such 90-day notice period.

        5. Equity.

                (a) In addition to all other compensation and benefits provided hereunder, the Company as an inducement to remain President and CEO, shall grant Executive the following:

                        (i) One million (1,000,000) performance shares (the "Performance Shares") under the Company's 2003 Stock Incentive Plan (the "Plan") providing Executive with the right (the "Performance Objective") to receive 1,000,000 shares of the Company's common stock, par value $0.001 per share ("Common Stock") on the earlier of (a) January 6, 2004, but only if the Company on such date is not in a bankruptcy proceeding, or (b) July 9, 2008, but only if Executive is CEO of the Company on either of said dates. The Company shall also provide Executive with a payment sufficient to cover all taxes incurred by Executive in connection with the issuance of such shares and the Company's payments to the Executive to cover taxes;

                        (ii) a five (5) year non-qualified stock option (the "Option") under the Plan to purchase 3,000,000 shares of Common Stock at an exercise price of $0.25 per share. The Option with respect to 250,000 shares shall vest (i.e., become nonforfeitable and exercisable) on September 30, 2003, and with respect to an additional 250,000 shares on each of December 31, 2003, March 30, 2004 and June 30, 2004 if Executive is employed by the Company on the respective days. (The portion of the Option to the extent of the 1,000,000 shares vesting pursuant to the immediately preceeding sentence shall be referred to as the "Non-Performance Based Portion"). The Option shall vest with respect to 2,000,000 shares on the earlier of (a) June 30, 2004, but only if Executive is still CEO of the Company on that date, or (b) July 9, 2008, but only if Executive is still CEO on said date. Vesting on June 30, 2004 shall only be to the extent determined under the following formula:

                2,000,000                 X                 A                 =         Shares Vesting
                                                           $1,500,000

where A equals the amount of the Company's Gross Revenues for the Performance Period; provided, however, A shall not be greater than $1,500,000. (The portion of the Option to the extent of the 2,000,000 shares vesting pursuant to the foregoing formula shall be referred to as the "Performance Based Portion".)

                (b) Executive shall be entitled to receive further options and/or other grants of equity in the Company from time to time during the Employment Period as reasonably determined by the Board.

                (c) Notwithstanding anything herein to the contrary,

                        (i) if Executive's employment with the Company has been terminated by the Company without Cause or is terminated by Executive for Good Reason, (1) the Performance Objective with respect to the Performance Shares shall be deemed to have been met and the Company shall immediately issue the shares of Common Stock with respect to the Performance Shares, (2) the Non-Performance Based Portion of the Option shall immediately vest and remain exercisable for the remaining original term of the Option and (3) the Performance Based Portion of the Option shall vest and remain exercisable for the remaining original term of the Option to the extent determined under the following formula:

                2,000,000         X         A         =         Shares Vesting
                                            $1,500,000

where A is the Company's Gross Revenues for the period July 1, 2003 through the Termination Date annualized to the period ended June 30, 2004; provided, however, A shall not be greater than $1,500,000;

                        (ii) if Executive's employment with the Company has been terminated by the Company for Cause, the Option to the extent not vested and the Performance Shares, if the Performance Objective had not previously been met, shall be immediately forfeited.

                        (iii) if Executive's employment with the Company has been terminated as a result of Executive's death or disability or by Executive not for Good Reason, then (1) the Performance Shares shall continue to be subject to the provisions of Section 5(a)(i) hereof and (2) the Performance Based Portion of the Option shall vest to the extent determined under the following formula:

                2,000,000         X         A                 X         B         =         Shares Vesting
                                             $1,500,000                    365

where A is the Company's Gross Revenue for the period July 1, 2003 through the Termination Date annualized to the period ended June 30, 2004 and B is the number of days commencing on July 1, 2003 and ending on the Termination Date; provided, however, A shall not be greater than $1,500,000;

                        (iv) if a change in control of the Company occurs, any unvested options described in this Section 5 shall vest and shall become exercisable upon the effective date of the change in control and all options shall remain exercisable for the remaining original term of the options and the Performance Objective with respect to the Performance Shares shall be deemed to have been met and the Company shall immediately issue the shares of Common Stock with respect to the Performance Shares. For the purpose of this Agreement, a "change in control" means: (A) the direct or indirect acquisition, whether in one or a series of transactions by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), or related persons (such person or persons, an "Acquirer") constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), of (1) beneficial ownership (as defined in the Exchange Act) of issued and outstanding shares of stock of the Company, the result of which acquisition is that such person or such group possesses in excess of 50% of the combined voting power of all then-issued and outstanding stock of the Company, or (2) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the Board (or such other governing body in the event the Company or any successor entity is not a corporation); (B) a merger or consolidation of the Company with a person or a direct or indirect subsidiary of such person, provided that the result of such merger or consolidation, whether in one or a series of related transactions, is that the holders of the outstanding voting stock of the Company immediately prior to the consummation of such transaction do not possess, whether directly or indirectly, immediately after the consummation of such merger or consolidation, in excess of 50% of the combined voting power of all then-issued and outstanding stock of the merged or consolidated person, its direct or indirect parent, or the surviving person of such merger or consolidation; or (C) a sale or disposition, whether in one or a series of transactions, of all or substantially all of the Company's assets.

                (d) Registration Right. The Company shall as promptly as reasonably practical file a registration statement on Form S-8 with the Securities and Exchange Commission (including a resale prospectus on Form S-3 registering the resale of shares of Common Stock by Executive and other affiliates of the Company) registering all of the shares of Common Stock options, performance shares or any other equity awards that may be granted under the Plan, including to Executive as herein provided. The Company shall keep such Form S-8 registration statement effective for so long as any options, performance shares or other equity awards granted under the Plan remain outstanding. Notwithstanding anything in this Section 5(d) to the contrary, the Company's obligations under this Section 5(d) are limited to the use of its best effort only.

        6. Indemnification. As an employee, officer and director of the Company, Executive shall be fully indemnified by the Company while employed and thereafter to the fullest extent permitted by law. The Company shall advance to Executive any expense incurred by Executive which is subject to such indemnification by the Company. To implement this provision, during the Employment Period, the Company shall maintain directors and officers liability insurance providing at least the same level of coverage as was maintained by the Company on the Effective Date, and shall name Executive as an insured under all such policies. The Company also shall execute and deliver to Executive an indemnification agreement for officers and directors in the form attached hereto as Exhibit A.

        7. Expenses. In the performance of his duties and responsibilities to the Company under this Agreement, Executive shall be entitled to reimbursement by the Company for all travel, entertainment, and other expenses incurred by him during the Employment Period. In particular, and not by way of limitation, Executive shall be reimbursed for all expenses associated with his travel to and from his home in Florida to the Company's offices in New York City, his lodging while in New York City, his meals, cab fare and other incidentals. In addition, the Company shall provide Executive an auto allowance for the Term of $15,000.

        8. Other Benefits. During the Employment Period, the Company shall reimburse Executive for up to $10,000 for his actual costs for he and his family for health, dental and vision care (including insurance premiums, deductibles and co-pays) based on submitted expense reports. In addition, during the Employment Period, Executive shall be entitled to participate in and have the benefits of all present and future life, accident and disability plans, pension, profit-sharing and savings plans and all other plans and benefits which the Company now or in the future from time to time makes available to any of its senior executives. In addition, the Company shall obtain, and during the Employment Period maintain, a $3,000,000 term life insurance policy for Executive, payable on his death to the beneficiary or beneficiaries selected by Executive or, if no beneficiary has been selected, to his estate.

        9. Vacations and Holidays. Executive shall be entitled to such annual vacation and holiday time off with full pay as the Company may provide in its standard policies and practices for other senior executives; provided, however, that in no event shall Executive be entitled to less than four (4) weeks annual paid vacation time.

        10. Termination. Notwithstanding Section 2 hereof, the Employment Period may be terminated as follows: (a) at any time, for any reason, by either the Company (a termination by Company without Cause) or Executive (a termination by Executive not for Good Reason) upon 90 days advance written notice (a termination by Company without Cause); (b) by the Company for Cause upon written notice to Executive, (c) by Executive for Good Reason upon written notice to the Company or (d) upon the death or disability of Executive.

        11. Offset In Event of Termination Not For Good Reason. In the event Executive terminates his employment with the Company not for Good Reason, (a) any sign-on bonus Executive may receive from a subsequent employer attributable to services performed or to be performed for the subsequent employer during the period between the Termination Date and the end of the original Employment Term (the "Unfinished Term") shall reduce the amount of any performance period bonus owed to Executive pursuant to Section 4(d) hereof, (b) any restricted or unrestricted stock granted to Executive from a subsequent employer attributable to services performed or to be performed for the subsequent employer during the Unfinished Term shall reduce the number of Performance Shares that Executive would be entitled to pursuant to Section 5(c)(iii)(1) hereof by an amount equal in value to the value of the stock granted to Executive by the subsequent employer, and (c) any options granted to Executive from a subsequent employer attributable to services performed by Executive for the subsequent employer during the Unfinished Term shall reduce the portion of the Option that would vests pursuant to Section 5(c)(iii)(2) hereof by an amount equal in value to the value of the options granted to Executive by the subsequent employer .

        12. Other Activities. Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company, and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement, except for vacations, holidays and sickness. However, Executive may devote a reasonable amount of time to (i) the management of his investments and CB Associates, LLC, (ii) civic, community, and/or charitable activities, and (iii) with the prior written consent of the Board, which shall not be unreasonably withheld, to serve as a director of other companies.

        13. Confidential and Proprietary Information. Unless, otherwise required by law, during the Employment Period and thereafter, Executive shall not, without the prior written consent of the Board, disclose or use for any purpose (except in the course of his employment under this Agreement and in furtherance of the business of the Company) any confidential information, trade secrets or proprietary data ("Confidential Information") of the Company. Executive agrees to execute the Company's standard confidential information agreement, a true and correct copy of which is attached hereto as Exhibit B.

        14. Absence of Conflict. Executive represents and warrants that his employment by the Company, and his performance of his obligations as described herein, shall not conflict with, and will not be constrained by, any prior employment or consulting agreement or relationship, and that any limitations on Executive's ability to perform as provided hereunder and as contemplated by the parties have been disclosed in writing to the Company.

        15. Assignment. This Agreement, and all rights and obligations under this Agreement, shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, successors, executors, administrators and assigns.

        16. Notices. For purposes of this Agreement, notices and other communications provided for herein (each a "Notice"), shall be in writing and shall be delivered personally or sent by United States certified mail, return receipt requested, postage prepaid, addressed to each party's last known address, or to such other address, or to the attention of such other persons, as the recipient party has previously furnished to the other party in writing in accordance with this paragraph. Such Notice shall be effective upon delivery, or three days after it has been mailed as provided above, whichever occurs first.

        17. Integration. This Agreement and its Exhibit A and Exhibit B represent the entire agreement and understanding between the parties as to the subject matter hereof, and supersede all prior or contemporaneous agreements, whether written or oral. Notwithstanding the foregoing, this Agreement does not supersede any rights or benefits Executive may have accrued prior to the execution of this Agreement. No waiver, alteration, or modification of any of the provisions of this Agreement or its Exhibit A and/or Exhibit B shall be binding unless in writing and signed by Executive and by the Chairman of the Board.

        18. Waiver. Failure or delay on the part of either party hereto to enforce any right, power or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by either party of a breach of any promise herein by the other party shall not operate as, or be construed to constitute, a waiver of any subsequent breach by such other party.

        19. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        20. Attorneys' Fees. Subject to Section 24 hereof, in the event of any dispute, claim, case or controversy arising under or relating to this Agreement (including enforcing judgments and appeals), each party shall pay its or his expenses, except in the case where Executive is the prevailing party, Executive shall be entitled to reimbursement of his reasonable attorneys' fees and costs of suit, in addition to such other relief as may be granted by the court.

        21. Headings. The headings of the paragraphs contained in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

        22. Negotiation Fees. Promptly following the written request of Executive for reimbursement, the Company shall reimburse Executive for all of his legal and other professional services fees and expenses related to the negotiation and execution of this Agreement; provided, however, that the Company's reimbursement obligation under this Section 22 shall be limited to $10,000.

        23. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of New York.

        24. Dispute Resolution.

                (a) Except as otherwise expressly provided herein, Executive and the Company agree that any and all disputes between the Company and Executive, which relate to, arise out of or pertain to Executive's employment, separation from employment or the construction or interpretation of this Agreement shall be submitted to and resolved by final and binding arbitration. The arbitration shall be instead of any civil litigation; this means that Executive and the Company are each waiving any rights to a jury trial. Executive and the Company expressly understand and agree that consistent with the foregoing, no party to this Agreement shall institute a proceeding in any court or administrative agency to resolve a dispute arising under or in connection with this Agreement.

                (b) Executive and the Company expressly understand and agree that there will be no court or jury trial of disputes between them arising out of or in connection with this Agreement, Executive's employment or separation from employment including, but not limited to, claims under federal, state or local laws prohibiting employment discrimination. Nevertheless, claims for unemployment insurance benefits, for workers' compensation insurance benefits, and for benefits under any ERISA-governed employee benefit plan(s), shall be resolved pursuant to the claims procedures under such benefit plans.

                (c) All disputes between the parties which are covered by this Section 24 and which cannot be resolved within two weeks after a demand for direct negotiation between the parties shall be settled exclusively by binding arbitration in New York City, New York under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the "AAA Rules") before a panel of three (3) neutral arbitrators selected in accordance with the applicable rules. The arbitrators shall award the prevailing party its attorney's fees, arbitration costs, expert fees, and all other costs and expenses incurred in connection with the arbitration, including any fees and costs incurred in confirming and enforcing the award. Executive and the Company expressly understand and agree that any limitations in the AAA Rules excluding statutory discrimination from the scope of this Section 24 shall not apply and that it is the parties' desire to include statutory discrimination claims within the scope of arbitration. Executive and the Company knowingly and voluntarily agree to the arbitration provisions set forth in this Section 24. A decision in arbitration shall be final and binding.

                (d) Judgment may be entered on the arbitrators' award in any court having jurisdiction. The arbitration filing fee expenses shall be borne according to the AAA Rules; provided that if and only if the arbitration involves statutory discrimination claims, the Company shall pay all types of costs that are unique to arbitration, such as the arbitrator's fees.

        25. Counterparts. This Agreement may be executed in one or more counterparts, none of which need contain the signature of more than one party hereto, and each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

        IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

Medix Resources, Inc. By: ___________________________ Patrick Jeffries Chairman of the Board of Directors	_______________________________ Darryl R. Cohen Executive